UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 31, 2005

Lincoln Bancorp
(Exact Name of Registrant as Specified in Its Charter)

Indiana (State or Other Jurisdiction of Incorporation)	000-25219 (Commission File Number)	35-2055553 (IRS Employer Identification No.)

1121 East Main Street, Plainfield, Indiana (Address of Principal Executive Offices)	46168-0510 (Zip Code)

(317) 839-6539
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

        Effective May 31, 2005, the positions of Rebecca J. Morgan, Vice President of Lincoln Bancorp (the “Company”) and Senior Vice President and Retail Sales Manager of Lincoln Bank (the “Bank”) as an officer and employee of both the Company and the Bank were terminated. A Severance Agreement, dated May 31, 2005, among the Company, the Bank and Ms. Morgan, provides for the termination of Ms. Morgan’s Employment Agreement with the Bank effective May 31, 2005. Pursuant to the Severance Agreement, Ms. Morgan will be paid compensation at her current rate until January 15, 2006, and also will be paid the amounts of matching contributions that would have made on her behalf under the Bank’s 401(k) Plan and the amount of contributions that would have been allocated to her account under the Company’s Employee Stock Ownership Plan had she remained employed through January 15, 2006. The Bank has also agreed to reimburse her for any COBRA insurance benefits to which she is entitled until the earlier of January 15, 2006, or the date she receives comparable coverage elsewhere. The Severance Agreement also contains a general release and waiver of certain claims and confidentiality and non-competition provisions. A copy of the Severance Agreement is attached as Exhibit 10.1 to this Current Report.

Item 9.01 Financial Statements and Exhibits

(c)	Exhibits

	10.1	Severance Agreement, dated May 31, 2005, among Lincoln Bancorp, Lincoln Bank and Rebecca J. Morgan

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Date: June 1, 2005

LINCOLN BANCORP By: /s/ John M. Baer —————————————— John M. Baer Secretary and Treasurer
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EXHIBIT INDEX

Exhibit Number	Exhibit Description

10.1	Severance Agreement, dated May 31, 2005, among Lincoln Bancorp, Lincoln Bank and Rebecca J. Morgan